Exhibit 4.3

SECOND AMENDMENT TO WARRANT

THIS SECOND AMENDMENT TO WARRANT (this “Amendment”) is made as of May 29, 2020 by and between Alphatec Holdings, Inc., a Delaware corporation (the “Company”) and [NAME] (the “Holder”).

A.Pursuant to that certain Common Stock Purchase Warrant dated as of November 6, 2018, as amended by that certain Amendment to Warrant dated June 21, 2019 (the “Existing Warrant”), the Company previously issued to the Holder a Warrant to purchase [NUMBER] shares of Common Stock (the “Warrant Shares”). Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Existing Warrant.

B.Pursuant to Section 5(l) of the Existing Warrant, the terms of the Existing Warrant may be amended with the written consent of the Company and the Holder.

C. Pursuant to the terms of this Amendment, the Company and the Holder wish to amend the Existing Warrant in the manner described herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1.Amendment.  The definition of “Termination Date” is hereby amended to mean May 29, 2027.

2.Warrant; No Other Amendment or Waiver.  On and after the date hereof, each reference (a) in the Existing Warrant to "this Warrant", "hereunder", "hereof", "herein" or words of like import referring to such Existing Warrant and (b) any references to such Existing Warrant in the Agreement or any other agreements to which the Company or the Holder is party, shall in each case mean and be a reference to such Existing Warrant as amended by this Amendment.  This Amendment shall not constitute an amendment or waiver of, or agreement with respect to, any provision of the Existing Warrant other than the provisions expressly referred to in Section 1 hereof.

3.Continuing Effect.  Except as expressly modified by this Amendment, the provisions of the Warrant shall continue in full force and effect.

4.Severability. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision will be ineffective only in such jurisdiction in which so held and only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

5.Delivery by Electronic Method.  This Amendment may be executed in one or more counterparts (including by means of signature pages transmitted by electronically in portable document format (pdf)), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

6.Descriptive Headings; Interpretation; No Strict Construction.  The descriptive headings of this Amendment are inserted for convenience only and do not constitute a substantive part of this Amendment.  The parties have participated jointly in the negotiation and drafting of this Amendment.  In the event that an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment.

7.Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment will be governed by, and construed in accordance with, the substantive laws of the State of Delaware.

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(Signature Pages Follow)

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment to Warrant as of the date first set forth above.

THE COMPANY:

ALPHATEC HOLDINGS, INC.

By:
Jeffrey Black
Chief Financial Officer

[NAME]

By:
Name:
Title: